Schedule A
to the Shareholder Servicing Plan

(as amended on January 21, 2016 to add the Scharf Balanced Opportunity Fund)

Series or Fund and Class of Advisors Series Trust	Shareholder Servicing Plan Fee as a % of Average Daily Net Assets
Scharf Global Opportunity Fund
Retail Class	0.10%
Scharf Alpha Opportunity Fund
Retail Class	0.10%
Institutional Class	0.10%
Scharf Balanced Opportunity Fund
Institutional Class*	0.10%
Retail Class	0.10%

* The former Investor Class was re-designated as the Institutional Class effective as of January 21, 2016.

Acknowledged by:

Scharf Investments, LLC

By: /s/ Brian A. Krawez

Name: Brian A. Krawez

Title:   President